                                                                      EXHIBIT 12

                CALCULATION OF RATIOS OF EARNINGS TO
                   FIXED CHARGES--CONSOLIDATED

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

                                                          Years Ended December 31,
                                   -------------------------------------------------------------------
                                       1996          1995         1994          1993          1992
                                   ------------  ------------  -----------  ------------  ------------

Excluding Interest on Deposits
Fixed Charges:
 Interest on long-term debt and
  short-term borrowings...........   $ 588,693     $ 489,697     $499,065       $467,841      $513,322
 One-third of rent expense........      14,495        13,651       14,412         10,859        10,252
                                   ------------  ------------  -----------   ------------  ------------
     Total fixed charges..........   $ 603,188     $ 503,348     $513,477       $478,700      $523,574
                                   ============  ============  ===========   ============  ============
Earnings:
 Income before income.............  $  590,546    $  398,115     $ 492,366      $451,358      $347,269
  Fixed charges...................     603,188       503,348       513,477       478,700       523,574
                                   ------------  ------------  -----------   ------------  ------------
     Total earnings...............  $1,193,734    $  901,463    $1,005,843      $930,058      $870,843
                                   ============  ============  ===========   ============  ============

Ratio of earnings to fixed charges
 excluding interest on deposits....      1.98x         1.79x        1.96x          1.94x          1.66x

Including Interest on Deposits
  Fixed Charges:
 Interest on long-term debt, short-
  term borrowings and deposits....  $1,870,898    $1,627,772    $1,326,855    $1,157,075   $1,318,228
 One-third of rent expense........      14,495        13,651        14,412        10,859       10,252
                                   ------------  ------------  -----------  ------------  ------------
     Total fixed charges..........  $1,885,393    $1,641,423    $1,341,267    $1,167,934   $1,328,480
                                   ============  ============  ===========  ============  ============

Earnings:
 Income before income taxes.......  $  590,546    $  398,115    $  492,366    $  451,358     $347,269
  Fixed charges...................   1,885,393     1,641,423     1,341,267     1,167,934    1,328,480
                                   ------------  ------------  -----------  ------------  ------------
     Total earnings...............  $2,475,939    $2,039,538    $1,833,633    $1,619,292   $1,675,749
                                   ============  ============  ===========  ============  ============
Ratio of earnings to fixed
 charges including interest on
 deposits.........................       1.31x         1.24x         1.37x         1.39x       1.26x

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For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings represent consolidated income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on long-term debt and short-term borrowings and one-third of rental expense (which is deemed representative of the interest factor). Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.